Special Meeting of Shareholders
A   joint  special  meeting   of
shareholders of the Fund   along
with  shareholders of the  Aegis
Funds   Inc.  was held April  20
2007 in Washington  DC.  At  the
meeting   shareholders  of   the
Fund  were  asked to  elect  two
individuals to the Fund s  Board
and shareholders were also asked
to   approve  the  Fund  s   New
Advisory Agreement.

Mr. David A. Giannini and Mr. V.
Scott  Soler   nominees  to  the
Board     were    elected     by
shareholders  to  the   Fund   s
Board.   Mr.  Giannini  and  Mr.
Soler  received votes  in  favor
from  20 044 891 and 20 032  021
shares respectively  including 7
016  630  broker  non  votes  on
behalf of each candidate    zero
shares  voted against   and  815
842    and   828   712    shares
abstaining respectively.

Mr.  William S. Berno  Mr. Scott
L. Barbee and Mr. Eskander Matta
elected by shareholders in  2003
continue  to serve as  Directors
of the Fund.

Shareholders  approved  the  New
Advisory Agreement  with 12  779
354  shares voted in favor   389
465 shares voted against and 675
284 shares abstaining.